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                            ALANCO TECHNOLOGIES, INC.
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

FOR IMMEDIATE RELEASE                   CONTACT:      Alanco Investor Relations
                                                      (480) 607-1010
                                                      Web:  www.alanco.com

                  ALANCO REPORTS IMPROVED THIRD QUARTER RESULTS



(Scottsdale, AZ - May 14, 2002) - Alanco Technologies, Inc. (NASDAQ: ALAN) today announced improved results for its fiscal third quarter ended March 31, 2002, reporting a 78% reduction in loss from continuing operations to $177,300, or $0.02 per share, from $813,500, or $0.12 per share, in the prior year third quarter. The quarter's operating improvement was primarily attributed to closure of the Company's unprofitable SanOne, Inc. subsidiary and implementation of extensive cost reduction measures in the continuing data storage businesses, Arraid, Inc. and Excel/Meridian Data, Inc. Lower third quarter sales of $902,700, compared to $2,385,300 in the prior year period, were due to the SanOne closure, as well as reduced demand for the Company's storage products reflecting general weakness in the technology sector.

During the quarter the Company also reported an asset impairment charge against its Gold & Minerals, Inc. (G&M) stock holdings, resulting in a loss from discontinued operations of $2.1 million, or $0.23 per share. The non-cash charge is a result of the Company's agreement to exchange all of its G&M stock for approximately 9% of the outstanding stock of Technology Systems International, Inc. (TSI), scheduled to be acquired by the Company today, pending shareholder approval.

Alanco Chairman and Chief Executive Officer, Robert R. Kauffman, stated, "Relative to our storage businesses, we believe that continued lower levels of operating cost and a return to historic sales levels will result in continued quarterly financial improvement. We are particularly looking forward to completion of the TSI acquisition and anticipate that this exciting new business opportunity will provide a significant contribution to Alanco's financial results in our fiscal first quarter beginning July 1, 2002."

Alanco Technologies, Inc., headquartered in Scottsdale, Arizona, is a publicly owned company focused on high-growth information technology markets. Technology Systems International, Inc., pending May 14, 2002 shareholder approval, will operate as a wholly-owned subsidiary of Alanco. Other Alanco Technologies companies include Network Attached Storage (NAS) provider, Excel/Meridian Data, Inc., and Arraid, Inc., a provider of storage upgrade solutions for legacy computer systems. Alanco's common stock is traded on the NASDAQ stock market under the symbol ALAN.

Except for historical information, the statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to, and are qualified by, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. These risks and uncertainties include, but are not limited to, reduced demand for information technology equipment; competitive pricing and difficulty managing product costs; development of new technologies which make the Company's products obsolete; rapid industry changes; failure of an acquired business to further the Company's strategies; the ability to maintain satisfactory relationships with lenders and to remain in compliance with financial loan covenants and other requirements under current banking agreements; and the ability to secure and maintain key contracts and relationships.
                          (table follows)

                                       Alanco Technologies, Inc.
                              Condensed Consolidated Statement of Operation

                                                   3 Months Ended Mar 31,      9 Months Ended Mar 31,
                                                     2002          2001          2002          2001
                                                 ------------  ------------  ------------  ------------
Net Sales                                        $   902,700   $ 2,385,300   $ 4,516,700   $ 7,694,500
     Cost of Sales                                  (300,600)   (1,529,700)   (2,486,800)   (4,665,000)
                                                 ------------  ------------  ------------  ------------
Gross Profit                                         602,100       855,600     2,029,900     3,029,500
     Selling, General & Administrative              (779,400)   (1,627,400)   (3,404,400)   (4,876,900)
     Preferred Stock Dividend                          --          (41,700)        --          (98,300)
                                                 ------------  ------------  ------------  ------------
Loss from Continuing Operations Attributable
              To Common Shareholders                (177,300)     (813,500)   (1,374,500)   (1,945,700)
                                                 ------------  ------------  ------------  ------------
Loss - Discontinued Operations
     Operating Loss                                   (3,300)       (9,500)        7,300       249,000
     Asset Impairment Charge                      (2,100,000)        --       (2,100,000)        --
                                                 ------------  ------------  ------------  ------------
Net Income (Loss) from Discontinued Operations    (2,103,300)       (9,500)   (2,092,700)      249,000
                                                 ------------  ------------  ------------  ------------
Net Loss Attributable to Common Stockholders     $ 2,280,600)  $  (823,000)  $(3,467,200)  $(1,696,700)
                                                 ============  ============  ============  ============

Earnings Per Share - Basic & Diluted
     Continuing Operations                             (0.02)        (0.12)        (0.15)        (0.29)
     Discontinued Operations                           (0.23)         0.00         (0.23)         0.04
                                                 ------------  ------------  ------------  ------------
     Net Loss per Share                          $     (0.25)  $     (0.12)  $     (0.38)  $     (0.25)
                                                 ============  ============  ============  ============

Weighted Average Common Shares
& Equivalents Outstanding                          9,170,250     6,787,900     9,170,250     6,787,900
                                                 ============  ============  ============  ============